Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF CORPORATE DOMESTICATION

FROM A NON-UNITED STATES ENTITY

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 388 OF THE

DELAWARE GENERAL CORPORATION LAW

Hennessy Capital Investment Corp. VII, presently a Cayman Islands exempted company with limited liability, organized and existing under the laws of the Cayman Islands (the “Non-United States Entity”), does hereby certify:

1)	The Non-United States Entity was first formed on September 27, 2024.

2)	The name under which the Non-United States Entity first formed was Hennessy Capital Investment Corp. VII, and the jurisdiction where the Non-United States Entity first formed is the Cayman Islands.

3)	The name of the Non-United States Entity immediately prior to the filing of this Certificate is Hennessy Capital Investment Corp. VII.

4)	The name of the corporation as set forth in the certificate of incorporation being filed simultaneously with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with Section 388(b) of the Delaware General Corporation Law (the “DGCL”) is ONE Nuclear Energy Inc.

5)	The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-United States Entity or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate is the Cayman Islands.

6)	The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-United States Entity and the conduct of its business or by applicable non-United States law, as appropriate.

7)	All provisions of the plan of domestication adopted in accordance with Section 388(l) of the DGCL have been approved prior to the effectiveness of this Certificate of Corporate Domestication of Hennessy Capital Investment Corp. VII in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in the plan of domestication.

8)	Both of the certificates required by Section 388(b) of the DGCL are being filed simultaneously with the Secretary of State, and both certificates are to become effective upon their filing with the Secretary of State.

[Signature on next page.]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-United States Entity has executed this Certificate on this [           ] day of [            ], 2026.

HENNESSY CAPITAL INVESTMENT CORP. VII, a Cayman Islands company

By:
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

[Signature Page to Certificate of Domestication]